Exhibit 23.2

CERTIFIED PUBLIC ACCOUNTANTS

BUSINESS CONSULTANTS

Consent of Independent Registered Public Accounting Firm

We consent to the use, in Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Amended S-1”) of United Community Bancorp, of our report dated October 31, 2005, on the consolidated financial statements of United Community Bank as of June 30, 2005 and 2004, and for each of the years in the three-year period ended June 30, 2005, appearing in the Prospectus, which is a part of the Amended Form S-1. We further consent to the references to us under the heading “Experts” in such Prospectus.

Cincinnati Ohio

January 23, 2006